CHANGE OF CONTROL ADDENDUM TO THE EMPLOYMENT AGREEMENT
THIS CHANGE OF CONTROL ADDENDUM TO THE EMPLOYMENT AGREEMENT, dated March 11, 2019 (the “Addendum”), is by and between ZAGG Inc, a Delaware corporation (the “Company”), and Taylor Smith (“Executive” or “you”).
A. The Company and Executive entered into that certain Employment Agreement effective as of March 31, 2019, pursuant to which the Company employed Executive as its Chief Financial Officer (the “Agreement”). Except as otherwise provided in this Addendum, all capitalized terms used but not defined in this Addendum shall have the meanings given to them in the Agreement; and
B. The Company and Executive desire to amend and supplement the Agreement as provided herein.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Addition of Change of Control Addendum. The Change of Control Addendum set forth below is hereby incorporated into the Agreement and shall be attached thereto as Exhibit B.
CHANGE OF CONTROL ADDENDUM
Notwithstanding any other provision contained herein, if your employment hereunder is terminated for Good Reason or by the Company without Cause (other than on the account of your death or Disability), in each case within twelve (12) months following a Change of Control (as defined below), you shall be entitled to receive, subject to your execution of a general release of known and unknown claims in a form satisfactory to the Company, severance payments equal to your current compensation, less applicable withholding, for twelve (12) months after the date of your separation (the “Severance Pay”). Your “current compensation” shall mean the sum of your Base Salary plus your annual targeted cash bonus in effect for the year of your termination. Subject to the terms of the second following paragraph regarding “specified employees,” the Severance Pay will commence on the first payroll date at least sixty (60) days after your termination of employment if you timely return the executed release and shall be paid bi-weekly in accordance with the Company’s normal payroll practices. The vesting and exercisability of each option granted to you by the Company (or of any property received by you in exchange for such options in a Change of Control) and the vesting, exercisability or settlement of any other equity awards granted to you by the Company, shall be automatically accelerated in full. During the severance period of twelve (12) months, the Company will also pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, the Company’s COBRA payment obligations shall immediately cease to the extent you become eligible for substantially equivalent health insurance coverage from a subsequent employer.
For avoidance of doubt, if your employment is terminated for Good Reason within 12 months following a Change of Control, you will not be eligible for the benefits described in Section 5 of the Agreement in addition to the benefits provided under this Addendum. Further, if your employment is terminated without Cause within 12 months following a Change of Control, you will not be eligible for the benefits described in Section 6(b) of the Agreement in addition to the benefits provided under this Addendum.
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Severance Payment under this Change of Control Addendum is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the Severance Payments, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the Severance Payments commence.

For purposes of this Addendum, “Change of Control” shall mean the occurrence of any of the following:
(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;
(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of the Company;
(iii) a majority of the members of the Board of Directors of the Company are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election; or
(iv) the complete liquidation of the Company or the sale or other disposition by the Company of all or substantially all of the Company’s assets.
2. Agreement Affirmed. As modified hereby, the Agreement is hereby affirmed and deemed to continue in full force and effect.
3. Counterparts. This Addendum may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Addendum may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the party.
IN WITNESS WHEREOF, the parties have executed this Change of Control Addendum to the Employment Agreement as of the date above written.

“COMPANY”
ZAGG Inc
By: /s/ Chris Ahern
Chris Ahern
Title: Chief Executive Officer

“EXECUTIVE”
/s/ Taylor Smith
Taylor Smith